SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K


              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                          THE SECURITIES ACT OF 1934


Date of Report:                   December 1, 2000

Date of earliest event reported:  November 22, 2000



                              GENEVA STEEL COMPANY
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



          Utah                    1-10459                  93-0942346
--------------------------------------------------------------------------------
    (State or other             (Commission             (I.R.S. Employer
    jurisdiction of             File Number)           Identification No.)
     incorporation)



            10 South Geneva Road, Vineyard, UT                    84058
--------------------------------------------------------------------------------
         (Address of principal executive offices)              (Zip Code)



Registrant's telephone number, including area code:  (801) 227-9000




                                 Not Applicable
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

ITEM 3.     BANKRUPTCY OR RECEIVERSHIP

            On November 22, 2000, the United States Bankruptcy Court for the District of Utah, Central Division, confirmed the Third Amended Plan of Reorganization, as modified, of Geneva Steel Company. The reorganization plan was proposed jointly by Geneva Steel Company and the Official Committee of Bondholders in Geneva Steel Company's case under Chapter 11 of the US Bankruptcy Code. It also was supported by the Official Committee of Unsecured Creditors.

            On the closing date under the reorganization plan, Geneva Steel Company will effect a corporate restructuring such that a new Delaware holding company, Geneva Steel Holdings Corp., will be the parent company to Geneva Steel LLC, the successor to Geneva Steel Company, and four additional subsidiaries:
Iron Ore Mines LLC, Williams Farm LLC, Vineyard Iron Company (Del) and Vineyard Management Company (Del). Each of the companies will have a December 31 fiscal year end, a change from the September 30 fiscal year end of Geneva Steel Company prior to its reorganization.

            Under the reorganization plan, all outstanding debt and equity is being cancelled, and the new Geneva Steel Holdings Corp. is issuing new common stock and rights to purchase new preferred stock as described below. The plan divides the creditors of Geneva Steel Company into seven classes.


CLASS         TYPE OF CREDITOR               DISTRIBUTION UNDER THE PLAN
-----         ----------------               ---------------------------

Class one     Allowed priority claims        Unimpaired by the plan

Class two     Allowed secured claims         Unimpaired by the plan

Class three   Allowed unsecured claims in    Pro rata portion of approximately
              an amount greater than $5,000  7,085,276 shares of Geneva Steel
              that do not elect to be        Holdings Corp. common stock and a
              treated as a class four        pro rata portion of 2,315,000
              claimant; includes holders of  rights to purchase 2,315,000
              Geneva Steel Company 11.125%   shares Geneva Steel Holdings
              Senior Notes due March 2001    Corp. class A convertible
              and 9.5% Senior Notes due      preferred stock at $10.80 per
              January 2004 and trade         share
              creditors

Class four    Allowed unsecured claims in    Cash payment equal to 40% of the
              an amount equal to or less     claim, up to $2,000
              than $5,000 and any class
              three claimants that opted to
              be treated as class four
              claimants

Class four A  Claims subordinated under      No distribution
              sections 510(b) or 510(c) of
              the Bankruptcy Code

Class five    Allowed preferred stock        No distribution
              interests

Class six     Allowed common stock           No distribution
              interests

            On the closing date under the reorganization plan, the new Geneva Steel Holdings Corp. will issue to holders of allowed class three claims as of November 22, 2000 approximately 6,898,137 shares of common stock and rights to purchase 2,315,000 shares of class A convertible preferred stock. The holding company anticipates issuing an additional 187,139 shares of common stock to holders of disputed claims to resolve such disputes, which with the shares already issued will aggregate approximately 7,085,276 shares of common stock. In addition, following the effective date, the holding company will issue (i) shares of common stock to executives as an incentive under an employee retention program; and (ii) options for executives to purchase common stock, a quarter of which be immediately vested and then one quarter will vest each subsequent year for three year.

            The reorganization plan contemplates the successor operating company to Geneva Steel Company, Geneva Steel LLC, entering into a $110 million term loan facility with Citibank USA as administrative agent and as collateral agent and the other lenders under the credit agreement that is guaranteed 85% by the United States government under the Emergency Steel Loan Guarantee Program, and a $125 million revolving line of credit. The line of credit is to be secured by accounts receivable, inventory and other current assets. The term loan is to be secured by real and other property and a second lien on the accounts receivable, inventory and other current assets. At the request of Citibank USA, Geneva Steel Company has filed a motion to modify the confirmed plan to describe more clearly the collateral securing the term loan and the revolving credit facility.

            The reorganization plan remains subject to consummation, which involves the closings on the contemplated financings and the fulfillment of other conditions.

            The foregoing description of the reorganization plan is qualified by reference to the text of the Third Amended Plan of Reorganization, as modified.



ITEM 7.     EXHIBITS

   2.1      Third Amended Plan of Reorganization, as modified, of Geneva Steel
            Company

   99.1     Press release issued by Geneva Steel Company on November 21, 2000

   99.2 Confirmation order of the United States Bankruptcy Court for the District of Utah, Central Division

                                  SIGNATURE


            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                             GENEVA STEEL COMPANY



December 1, 2000                             By:   /s/ Dennis L. Wanlass
Date                                             ------------------------------
                                                 Dennis L. Wanlass
                                                 Chief Financial Officer

                                   EXHIBIT INDEX


EXHIBIT

   2.1     Third Amended Plan of Reorganization, as modified, of Geneva Steel
           Company

   99.1    Press release issued by Geneva Steel Company on November 21, 2000

   99.2 Confirmation order of the United States Bankruptcy Court for the District of Utah, Central Division